                                                                    EXHIBIT 99.2

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

In November 2001, Wabtec sold certain assets to GE Transportation Systems for $238 million in cash. The assets sold primarily included locomotive aftermarket products and services for which Wabtec was not the original equipment manufacturer. The results for these businesses, along with several other small non-core businesses that the Company has decided to exit, are classified as discontinued operations throughout this report.

Net sales of ongoing operations decreased by 11.2% from $783.7 million in 2001 to $696.2 million in 2002. The major causes for the change were decreases in component sales due to the continuation of the weak freight market, a downturn in the locomotive overhaul market and the completion of a major transit contract in the third quarter of 2002.

The results for 2002 include a $61.7 million, net of tax, write off of goodwill in accordance with SFAS No. 142 and $126,000 of loss from discontinued operations. The 2001 results include $47.8 million of income from discontinued operations (including a $41.5 million gain, net of tax, on the sale of assets to GE Transportation Systems noted above and writedown of certain businesses classified as discontinued operations), a $9.3 million charge for asset writedowns, a $3.7 million restructuring-related charge, a $685,000 gain on the disposition of excess facilities, a $2 million research and development tax credit and a $1.7 million charge for severance costs related to a 10 percent salary workforce reduction.

MERGER AND RESTRUCTURING PLAN

In 2001, the Company completed a merger and restructuring plan with charges totaling $71 million pre-tax, with approximately $2 million of the charge expensed in 2001, $20 million in 2000 and $49 million in 1999. The plan involved the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions, and the evaluation of certain assets as to their perceived ongoing benefit to the Company.

As of December 31, 2002, $647,000 of the merger and restructuring charge still remained as accrued on the balance sheet as part of other accrued liabilities. The accrual on the balance sheet is discussed in greater detail in Note 24 of "Notes to Consolidated Financial Statements" included in Part IV, Item 15 of this report.

The Company began and completed a new restructuring plan for the Transit rail business in 2001. The restructuring plan involved operational realignment and related workforce reductions. The charges in 2001 for the restructuring plan move totaled $2 million pre-tax. 2002 operations still included much of the cost of integration in normal operations

The $2 million charge in 2001 included costs associated with relocating several production operations from Chicago to Montreal, including severance costs for approximately 103 employees.

RESULTS OF OPERATIONS

The following table sets forth Wabtec's Consolidated Statements of Operations for the years indicated. 2002 operations included no adjustments. To enhance comparability with results of prior periods, the 2001 adjusted column represents the reported income statement excluding restructuring-related charges, asset writedowns, severance costs related to a 10 percent salary workforce reduction, research and development tax credits and the gain on the sale of excess facilities. The 2000 adjusted column represents the reported income statement excluding restructuring-related charges, a legal settlement charge, the write-off of a deferred tax asset and gain on the sale of a product line.

                                                              YEAR ENDED DECEMBER 31
                                             -----------------------------------------------------
                                              REPORTED   ADJUSTED   REPORTED   ADJUSTED   REPORTED
In millions                                     2002       2001       2001       2000       2000
Net sales................................    $  696.2   $  783.7   $  783.7   $  811.2   $  811.2
Cost of sales............................      (516.7)    (573.8)    (573.8)    (571.5)    (575.5)
                                             --------   --------   --------   --------   --------
Gross profit.............................       179.5      209.9      209.9      239.7      235.7
Selling, general and administrative
  expenses...............................       (93.0)     (95.0)     (96.7)     (94.8)     (94.8)
Merger and restructuring charges.........          --         --       (3.7)        --      (18.2)
Engineering expenses.....................       (33.6)     (33.2)     (33.2)     (32.3)     (32.3)
Asset writedowns.........................          --         --       (9.3)        --         --
Amortization expense.....................        (5.3)     (13.0)     (13.0)     (12.6)     (12.6)
                                             --------   --------   --------   --------   --------
Total operating expenses.................      (131.9)    (141.2)    (155.9)    (139.7)    (157.9)
                                             --------   --------   --------   --------   --------
Income from operations...................        47.6       68.7       54.0      100.0       77.8
Interest expense.........................       (18.1)     (33.5)     (33.5)     (43.7)     (43.7)
Other (expense) income, net..............        (5.6)      (2.8)      (2.1)      (0.7)       3.8
                                             --------   --------   --------   --------    -------
Income from continuing operations before
  income taxes, and cumulative effect of
  accounting change......................        23.9       32.4       18.4       55.6       37.9
Income tax expense.......................        (7.6)     (11.3)      (4.4)     (20.0)     (18.7)
                                             --------   --------   --------   --------   --------
Income from continuing operations before
  cumulative effect of accounting
  change.................................        16.3       21.1       14.0       35.6       19.2
Discontinued operations
Income from discontinued operations (net
  of tax)................................         0.4        6.4        6.4        6.2        6.2
Gain (loss) on sale of discontinued
  operations (net of tax)................        (0.5)      41.4       41.4         --         --
                                             --------   --------   --------   --------   --------
Income before cumulative effect of
  accounting change......................        16.2       68.9       61.8       41.8       25.4
Cumulative effect of accounting change
  for goodwill, net of tax...............       (61.7)        --         --         --         --
                                             --------   --------   --------   --------   --------
Net income (loss)........................    $  (45.5)  $   68.9   $   61.8   $   41.8   $   25.4
                                             ========   ========   ========   ========   ========

                              2002 COMPARED TO 2001

The following table sets forth the Company's net sales by business segment:

                        FOR THE YEAR ENDED
                           DECEMBER 31,
                      ---------------------
In thousands            2002         2001
---------------------------------------------
Freight Group...     $   443,443  $   490,261
Transit Group...         252,752      293,437
                     ------------------------
  Net sales.....     $   696,195  $   783,698
                     ========================

Net sales for 2002 decreased $87.5 million or 11.2% to $696.2 million as compared to the prior period. Both the Freight Group and Transit Group had lower sales. The Freight Group's decreased sales reflected lower sales of components for new freight cars and locomotives. In 2002, industry deliveries of new freight cars decreased to

17,736 units as compared to 34,247 in the same period in 2001 In 2002, industry deliveries of new locomotives decreased to 940 as compared to 1,085 in the same period in 2001. The Transit Group's decreased sales were primarily due to the completion of a supply contract for New York City subway cars in the third quarter of 2002.

Gross profit decreased to $179.5 million (or 25.8% of sales) in 2002 compared to $209.9 million (or 26.8% of sales) in the same period of 2001. Gross profit is dependent on a number of factors including pricing, sales volume and product mix. The decrease in gross profit and margin is largely attributed to the effect of a decrease in sales volumes (approximately $35 million in gross profit). The resulting favorable balance is principally a result of cost reductions.

Operating expenses improved by $2.3 million in 2002 as compared to 2001 after excluding goodwill amortization (due to the required adoption of Financial Accounting Standard 142) of $7 million, $9.3 million for asset writedowns, $3.7 million for merger and restructuring charges and $1.7 million for severance costs in 2001. The decrease in operating expenses was due to a decrease in selling, general and administrative expenses.

Income from operations totaled $47.5 million in 2002 compared with $54.1 million in 2001. Operating income would have been $75.8 million in 2001 excluding the above adjustments shown in the prior paragraph. Lower operating income resulted from decreased sales volumes in 2002 (see Note 21 of "Notes to Consolidated Financial Statements" included in Part IV, Item 15 of this report).

Interest expense decreased 46.1% in 2002 as compared to 2001, primarily due to a decrease in debt and interest rates. Debt, net of cash and equivalents, was $175.9 million at December 31, 2002 versus $187.9 million at the end of 2001.

The Company recorded foreign exchange losses of $1.2 million and $1.7 million, respectively, in 2002 and 2001 due to the continued strength of the dollar. Also in 2002, the Company wrote down a facility held for sale, resulting in a $2 million charge. These items were reported as other income (expense).

The effective income tax rate for 2002 was 32% as compared to 24.2% in 2001. The Company expects the ongoing rate to be approximately 35-36%. The 2002 rate includes the effect of research and development and foreign tax credits ($772,000). The 2001 rate includes the effect of substantial research and development tax credits ($2 million). Excluding these tax credits, the rate would have been 35% in both 2002 and 2001.

                              2001 COMPARED TO 2000

The following table sets forth the Company's net sales by business segment:

                         FOR THE YEAR ENDED
                            DECEMBER 31,
                     ------------------------
 In thousands            2001         2000
                     -----------  -----------
Freight Group...     $   490,261  $   532,889
Transit Group...         293,437      278,289
                     -----------  -----------
  Net sales.....     $   783,698  $   811,178
                     ===========  ===========

Net sales decreased $27.5 million or 3.4% to $783.7 million in 2001 from $811.2 million in 2000. This overall decrease was primarily attributable to decreased North American OEM freight car and locomotive component sales volumes and lower locomotive overhauls, all within the Freight Group. Sales volumes within the Freight Group reflected a softening OEM market for freight cars, with 34,247 freight cars delivered in 2001 compared to 55,821 in 2000. Partially offsetting these decreases were increases in Transit Group sales, due to increased shipments under the New York City MTA contract.

Gross profit decreased to $209.9 million (or 26.8% of sales) in 2001 compared to $235.7 million (or 29.1% of sales) in the same period of 2000. Gross margin is dependent on a number of factors including pricing, sales volume and product mix. The decrease in gross profit and margin is largely attributed to the effect of a decrease in sales volumes (approximately $11 million in gross profit). The balance is principally a result of changes to the sales mix primarily from a drop in the Freight Group of 8% offset by an increase in the Transit Group of 5% and overall pricing pressures in many product lines.

Total operating expenses as a percentage of net sales were 19.9% in 2001 and 19.5% in the same period a year ago. After excluding $9.3 million for asset writedowns, $3.7 million for merger and restructuring charges and $1.7 million for severance costs in 2001 and $18.2 million for 2000 merger and restructuring charges, operating expenses would have been 18% and 17.2% of net sales, respectively. Without the above adjustments, operating expenses would have increased $1.5 million in 2001 as compared to 2000.

Income from operations totaled $54.1 million in 2001 compared with $77.8 million in 2000. After excluding the merger and restructuring-related charges in both periods and the asset writedowns and severance costs in 2001 and a $2 million legal settlement in 2000, operating income would have been $68.7 million and $100 million in 2001 and 2000, respectively. Lower adjusted operating income resulted from decreased sales volumes in the Freight Group and changes in product mix (see Note 21 of "Notes to Consolidated Financial Statements" included in Part IV, Item 15 of this report).

Interest expense decreased 23.2% to $33.5 million in 2001 from $43.6 million in 2000. Debt, net of cash and equivalents, was $187.9 million at December 31, 2001 versus $534.1 million at the end of 2000. The decrease in interest expense is primarily due to the lower debt amount as a result of working capital management and the sale proceeds from GETS received in November 2001 (with taxes on the gain deferred to 2002).

In 2001, the Company recorded foreign exchange losses of $1.7 million. In February 2000, the Company disposed of its transit electrification product line for $5.5 million in cash and recognized a gain of $4.4 million. These items were reported as other income (expense).

The effective income tax rate for 2001 was 24.2% as compared to 49.4% in 2000. The 2001 rate includes the effect of substantial research and development tax credits ($2 million). Excluding this tax credit, the rate would have been 35%. The 2000 rate includes the effect of the one-time, non-cash write-off of the deferred tax asset ($5.1 million) relating to the termination of the 1995 established ESOP. Excluding this effect, the rate would be 36%.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is provided primarily by operating cash flow and borrowings under the Company's credit facilities with a consortium of commercial banks ("credit agreement"). The following is a summary of selected cash flow information and other relevant data.

                                        YEAR ENDED DECEMBER 31,
                                  -----------------------------------
         In thousands                2002        2001        2000
                                  ---------   ----------  -----------
Cash provided (used) by:
  Operating activities..........  $ 15,658    $ 119,097   $  60,214
  Investing activities..........   (10,817)     227,413     (21,485)
  Financing activities..........
    Debt paydown................   (45,941)    (298,280)    (28,390)
    Other.......................     1,887        1,093      (9,619)
Earnings before interest, taxes,
  depreciation and amortization
  (EBITDA)(1)...................    67,363      132,807     120,176
-------------------------------------------------------------------

(1) See discussion and reconciliation below.

Operating cash flow in 2002 was $15.7 million as compared to $119.1 million in the same period a year ago. Working capital decreased $6 million in 2002, as inventory decreased by $16 million while payables and accruals decreased by $10 million. In 2001, working capital decreased significantly primarily due to a decrease in accounts receivable and inventory. During 2002 and 2001, cash outlays for merger and restructuring activities were approximately $2.5 million and $6.8 million, respectively, and are reported as a reduction to cash provided by operating activities. Also, in 2002, $30 million was paid in taxes related to the gain on the sale of locomotive aftermarket assets to GETS in 2001. The operating cash flow in 2002 excluding the $30 million tax payment from 2001 was approximately $46 million.

Cash used by investing activities was $10.8 million versus cash provided by investing activities of $227.4 million a year ago. Adjusting the 2001 amount by the sale of businesses to GE for $238 million, cash used by investing activities would have been approximately $10.6 million. In 2002, 2001 and 2000, the Company used $1.7 million, $3.7 million and $650,000, respectively, for certain business acquisitions. See Note 5 of "Notes to Consolidated Financial Statements" included in Part IV, Item 15 of this report, for further information. Capital expenditures for continuing operations were $14.1 million, $20.7 million and $23.2 million in 2002, 2001 and 2000, respectively. The majority of capital expenditures for these periods relates to upgrades to existing equipment and replacement of existing equipment.

Cash used for financing activities was $44.1 million in 2002 versus $297.2 million in 2001. During 2002, the Company reduced long-term debt by $45.9 million. During 2001, the Company reduced long-term debt by $298.3 million. The Company repaid $175 million of senior notes in the third quarter of 2002 to take advantage of lower interest rates on the Company's revolving credit agreement. Historically, the Company has financed the purchase of significant businesses utilizing cash flow generated from operations and amounts available under its credit facilities.

EBITDA is defined as earnings before deducting interest expense, income taxes and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Wabtec because it is widely used as a measure to evaluate a company's operating performance and ability to service debt. Financial covenants in our credit facility include ratios based on EBITDA. EBITDA does not purport to represent cash generated by operating activities and should not be considered in isolation or as substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements, and by restrictions related to legal requirements, commitments and uncertainties.

EBITDA is derived from the statements of income as follows:

                                                           YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------
(DOLLARS IN THOUSANDS)                          2002      2001        2000       1999       1998
---------------------------------------------------------------------------------------------------
Net income (loss).........................   $(45,479)  $ 61,780    $ 25,393   $ 36,623   $  73,851
Cumulative effect of accounting change for
  goodwill, net of tax....................     61,663         --          --         --          --
Income tax expense........................      7,594      4,465      18,718     20,887      31,908
Interest expense..........................     18,072     33,501      43,649     44,109      38,228
Depreciation and Amortization.............   $ 25,513     33,061      32,416     33,292      30,245
                                             --------   --------    --------   --------   ---------
EBITDA(1).................................   $ 67,363   $132,807    $120,176   $134,911   $ 174,232
---------------------------------------------------------------------------------------------------

(1) EBITDA, as presented above, includes the following items:

                                                           YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------
(DOLLARS IN THOUSANDS)                         2002       2001        2000      1999        1998
--------------------------------------------------------------------------------------------------
Income from discontinued operations, net
  of tax..................................   $    403   $ 6,360     $ 6,193   $ 13,439    $ 15,444
Gain (loss) on sale of discontinued
  operations, net of tax..................       (529)   41,458          --         --          --
Other income (expense), net...............     (5,558)   (2,130)      3,776        428      11,223
                                             --------   -------     -------   --------    --------
                                             $ (5,684)  $45,688     $ 9,969   $ 13,867    $ 26,667
--------------------------------------------------------------------------------------------------

The following table sets forth the Company's outstanding indebtedness at December 31, 2002 and 2001. The revolving credit note and other term loan interest rates are variable and dependent on market conditions.

                                       YEAR ENDED
                                      DECEMBER 31,
                               ------------------------
                                   2002         2001
-------------------------------------------------------
In thousands
Revolving credit
  agreement due 2004........   $   189,700  $    60,000
9.375% Senior notes.........            --      175,000
5.5% Industrial revenue
  bond due 2008.............         4,909        5,556
Other.......................           542        1,314
                               -----------  -----------
  Total.....................       195,151      241,870
  Less -- current portion...           833          782
                               -----------  -----------
  Long-term portion.........   $   194,318  $   241,088
-------------------------------------------------------

Credit Agreement

In November 1999, Wabtec refinanced the then existing unsecured MotivePower credit agreement with a consortium of commercial banks. This unsecured credit agreement currently provides a $275 million five-year revolving credit facility expiring in November 2004 and a 364-day $95 million convertible revolving credit facility maturing in November 2004, with an annual renewal in November 2003. In November 2001, the Company and the banks negotiated a reduction in the 364-day facility from $213 million to $100 million, as a result of the $208 million, net of tax, cash proceeds from the sale of locomotive businesses to GE. In November 2002, the Company negotiated a further reduction in the 364-day facility from $100 million to $95 million. At December 31, 2002, the Company had available bank borrowing capacity, net of letters of credit, of approximately $159 million.

Under the credit agreement, the Company may elect a base rate, an interest rate based on the London Interbank Offered Rates of Interest ("LIBOR"), a cost of funds rate and a bid rate. The base rate is the greater of LaSalle Bank National Association's prime rate or the federal funds effective rate plus 0.5% per annum. The LIBOR rate is based on LIBOR plus a margin that ranges from 87.5 to 200 basis points depending on the Company's consolidated total indebtedness to cash flow ratios. The current margin is 150 basis points. The cost of funds rate is a fluctuating interest rate based on LaSalle Bank National Association's then cost of funds. Under the bid rate option, any participating bank may propose the interest rate at which it will lend funds, which rate may either be a fixed rate or a floating rate based on LIBOR.

The credit agreement limits the Company's ability to declare or pay cash dividends and prohibits the Company from declaring or making other distributions, subject to certain exceptions. The credit agreement contains various other covenants and restrictions including the following limitations: incurrence of additional indebtedness; mergers, consolidations and sales of assets and acquisitions; additional liens; sale and leasebacks; permissible investments, loans and advances; certain debt payments; capital expenditures; and imposes a minimum interest expense coverage ratio and a maximum debt to cash flow ratio.

The credit agreement contains customary events of default, including payment defaults, failure of representations or warranties to be true in any material respect, covenant defaults, defaults with respect to other indebtedness of the Company, bankruptcy, certain judgments against the Company, ERISA defaults and "change of control" of the Company.

Credit agreement borrowings bear variable interest rates indexed to the indexes described above. The maximum credit agreement borrowings, average credit agreement borrowings and weighted-average contractual interest rate on credit agreement borrowings was $217.7 million, $133.7 million and 3.31%, respectively for 2002. To reduce the impact of interest rate changes on a portion of this variable-rate debt, the Company entered into interest rate swaps which effectively convert a portion of the debt from variable to fixed-rate borrowings during the term of the swap contracts. On December 31, 2002, the notional value of interest rate swaps outstanding totaled $60 million and effectively changed the Company's interest rate from a variable rate to a fixed rate of 8.7%. The interest rate swap agreements mature in June 2003. The Company is exposed to credit risk in the event of nonperformance by the counterparties. However, since only the cash interest payments are exchanged, exposure is significantly less than the notional amount. The counterparties are large financial institutions and the Company does not anticipate nonperformance.

9 3/8% Senior Notes

In June 1995, the Company issued $100 million of 9.375% Senior Notes due in 2005 (the "1995 Notes"). In January 1999, the Company issued an additional $75 million of 9.375% Senior Notes due in 2005 (the "1999 Notes"; the 1995 Notes and the 1999 Notes are collectively, the "Notes"). The 1999 Notes were issued at a premium resulting in an effective rate of 8.5%. The terms of the 1995 Notes and the 1999 Notes were substantially the same, and the 1995 Notes and the 1999 Notes were issued pursuant to indentures that were substantially the same. The Notes were redeemed at par (face) on July 8, 2002 through the use of cash on hand and additional borrowings under the credit agreement. See Note 25 of "Notes to Consolidated Financial Statements" included in Part IV, Item 15 of this report.

Industrial Revenue Bond

In July 1998, a subsidiary of the Company entered into a 10 -year $7.5 million debt obligation that bears an interest rate of 5.5% and is payable in monthly principal and interest installments. The proceeds of the bond provided financing for the purchase of a building used in the Company's operations.

Principal repayments of outstanding loan balances are due at various intervals until maturity. See Note 9 of "Notes to Consolidated Financial Statements" included in Part IV, Item 15 of this report.

The Company believes, based on current levels of operations and forecasted earnings, cash flow and liquidity will be sufficient to fund its working capital and capital equipment needs as well as meeting the debt service requirements. If the Company's sources of funds were to fail to satisfy the Company's cash requirements, the Company may need to refinance its existing debt or obtain additional financing. There is no assurance that such new financing alternatives would be available, and, in any case, such new financing, if available, would be expected to be more costly and burdensome than the debt agreements currently in place. The Company currently expects to refinance and replace its existing bank facility at least twelve months prior to its November 2004 expiration.

EFFECTS OF INFLATION

General price inflation has not had a material impact on the Company's results of operations. Some of the Company's labor contracts contain negotiated salary and benefit increases and others contain cost of living adjustment clauses, which would cause the Company's cost to automatically increase if inflation were to become significant.

CONVERSION TO THE EURO CURRENCY

On January 1, 1999, certain members of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency (the "Euro"). The Company conducts business in member countries. The transition period for the introduction of the Euro is from January 1, 1999 through June 30, 2002. The transition to the Euro has not had a material impact on its operations or financial results.

FORWARD LOOKING STATEMENTS

We believe that all statements other than statements of historical facts included in this report, including certain statements under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations are correct.

These forward-looking statements are subject to various risks, uncertainties and assumptions about us, including, among other things:

     Economic and Industry Conditions

     -- materially adverse changes in economic or industry conditions generally or in the markets served by us, including North America, South America, Europe, Australia and Asia;

     --  demand for services in the freight and passenger rail industry;

     --  consolidations in the rail industry;

     --  demand for our products and services;

     --  continued outsourcing by our customers;

     --  demand for freight cars, locomotives, passenger transit cars and buses;

     --  industry demand for faster and more efficient braking equipment;

     --  fluctuations in interest rates;

     Operating Factors

     --  supply disruptions;

     --  technical difficulties;

     --  changes in operating conditions and costs;

     --  successful introduction of new products;

     --  labor relations;

     --  completion and integration of additional acquisitions;

     --  the development and use of new technology ;

     Competitive Factors

     --  the actions of competitors;

     Political/Governmental Factors

     --  political stability in relevant areas of the world;

     -- future regulation/deregulation of our customers and/or the rail industry;

     --  governmental funding for some of our customers;

     -- political developments and laws and regulations, such as forced divestiture of assets, restrictions on production, imports or exports, price controls, tax increases and retroactive tax claims, expropriation of property, cancellation of contract rights, and environmental regulations; and

     Transaction or Commercial Factors

     -- the outcome of negotiations with partners, governments, suppliers, customers or others.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CRITICAL ACCOUNTING POLICIES

The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Areas of uncertainty that require judgments, estimates and assumptions include the accounting for derivatives, environmental matters, the testing of goodwill and other intangibles for impairment, proceeds on assets to be sold, pensions and other postretirement benefits, and tax matters Management uses historical experience and all available information to make these judgments and estimates, and actual results will inevitably differ from those estimates and assumptions that are used to prepare the Company's financial statements at any given time. Despite these inherent limitations, management believes that Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and the financial statements and related footnotes provide a meaningful and fair perspective of the Company. A discussion of the judgments and uncertainties associated with accounting for derivatives and environmental matters can be found in the "Notes to Consolidated Financial Statements" included in Part IV, Item 15 of this report.

A summary of the Company's significant accounting policies is included in Note 2 in the "Notes to Consolidated Financial Statements" included in Part IV, Item 15 of this report. Management believes that the application of these policies on a consistent basis enables the Company to provide the users of the financial statements with useful and reliable information about the Company's operating results and financial condition.

In 2002, Wabtec adopted the new standard of accounting for goodwill and intangible assets with indefinite lives. The cumulative effect adjustment recognized on January 1, 2002, upon adoption of the new standard, was a charge of $61.7 million (after tax). Also in 2002, amortization ceased for goodwill and intangible assets with indefinite lives. Total amortization expense recognized was $5.3 million in 2002, $13 million in 2001 and $12.6 million in 2000. Additionally, goodwill and indefinite-lived intangibles are required to be tested for impairment at least annually. The evaluation of impairment involves comparing the current fair value of the business to the recorded value (including goodwill). The Company uses a combination of a guideline public company market approach and a discounted cash flow model ("DCF model") to determine the current fair value of the business. A number of significant assumptions and estimates are involved in the application of the DCF model to forecasted operating cash flows, including markets and market share, sales volume and pricing, costs to produce and working capital changes. Management considers historical experience and all available information at the time the fair values of its business are estimated. However, actual fair values that could be realized in an actual transaction may differ from those used to evaluate the impairment of goodwill.

Other areas of significant judgments and estimates include the liabilities and expenses for pensions and other postretirement benefits. These amounts are determined using actuarial methodologies and incorporate significant assumptions, including the rate used to discount the future estimated liability, the long-term rate of return on plan assets and several assumptions relating to the employee workforce (salary increases, medical costs, retirement age and mortality). The rate used to discount future estimated liabilities is determined considering the rates available at year-end on debt instruments that could be used to settle the obligations of the plan. The long-term rate of return is estimated by considering historical returns and expected returns on current and projected asset allocations and is generally applied to a five-year average market value of assets.

The recent declines in equity markets and interest rates have had a negative impact on Wabtec's pension plan liability and fair value of plan assets. As a result, the accumulated benefit obligation exceeded the fair value of plan assets at the end of 2002, which resulted in a $7.1 million, net of tax, charge to other comprehensive loss in the fourth quarter.

As a global company, Wabtec records an estimated liability or benefit for income and other taxes based on what it determines will likely be paid in various tax jurisdictions in which it operates. Management uses its best judgment in the determination of these amounts. However, the liabilities ultimately realized and paid are dependent on various matters including the resolution of the tax audits in the various affected tax jurisdictions and may differ from the amounts recorded. An adjustment to the estimated liability would be recorded through income in the period in which it becomes probable that the amount of the actual liability differs from the recorded amount. Management does not believe that such a charge would be material.

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